EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated the 14th day of December, 1995, by and between BERNARD CHAUS, INC., a New York corporation (the "Company"), and MICHAEL WINTER (the "Employee").

                             W I T N E S S E T H:

                  WHEREAS, the Company desires to employ the Employee and to enter into an agreement (the "Agreement") embodying the terms of such employment; and

                  WHEREAS, the Employee desires to accept such employment with the Company and to enter into the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

                  1.       Employment.

                  The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept employment with the Company, for the Term (as defined in Section 2 below), in the position, and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

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                  2.       Term.

                  The initial term of the Agreement shall commence on January 1, 1996 and shall continue through December 31, 1999; provided, however, that the Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof (the "Term").

                  3.       Position, Duties, Responsibilities.

                  3.1      Appointment as President - Nautica Division.

        (a) During the Term, the Employee shall serve, and the Company shall employ Employee, as President - Nautica Division with principal supervisory responsibility over the merchandising, marketing and sales of the Nautica Division of the Company. The Employee shall be responsible for the duties attendant to such office, and such other duties and responsibilities with the Company or its subsidiaries or other divisions, consistent with such office, as may be assigned to the Employee by the Chief Executive Officer of the Company (the "Chief Executive Officer"). The Employee shall report directly to the Chief Executive Officer.

         (b) During the Term, the Employee shall devote his full working time, attention and energies, to the best of his ability, experience and talent, to the business and affairs of the Company, and shall use his best efforts to promote the best interests of the Company. Without limiting the generality of the foregoing, the Employee shall perform such duties and responsibilities as may be assigned to him by the Chief Executive Officer consistent with the Employee's positions as President - Nautica Division. Nothing in the Agreement shall preclude the Employee from engaging in charitable and community affairs, or giving


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attention to his passive personal investments; provided, that such activities, in the reasonable judgment of the Chief Executive Officer, do not interfere with the regular performance of the Employee's duties and responsibilities under the Agreement; provided, further, that without the prior approval of the Chief Executive Officer, which approval shall not unreasonably be withheld,
(i) no such investment (other than an investment in real estate) may exceed two percent (2%) of any class or series of equity securities of any entity and
(ii) the Employee may not serve as a member of the board of directors or as a trustee of any other company, association or entity.

                  3.2      Place of Performance.

                  During the Term, the Employee shall perform his services at the principal place of business of the Company, at which place he shall be furnished with office facilities suitable to his position and the performance of his duties and responsibilities. Notwith-standing the foregoing, the Employee acknowledges that in fulfillment of his duties and responsibilities hereunder he may be required to travel on behalf of the Company. The Employee shall be entitled to first class seating on all cross-country and overseas flights taken by him in carrying out his duties and responsibilities hereunder, and to business class (or, if unavailable, coach) seating on all other flights taken by him in carrying out such duties and responsibilities.

                  3.3      Representation.

      In order to induce the Company to enter into the Agreement on the terms and conditions set forth herein, the Employee hereby represents and warrants to the Company that his execution of the Agreement and the performance of his duties and responsibilities

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hereunder will not violate or result in a breach of, or in any manner be prohibited or restricted by, the terms of any agreement, arrangement, understanding (written or otherwise), order or decree to which he is a party or by which he is bound.

                  4.       Compensation.

                  4.1      Salary.

     The Company hereby agrees to pay to the Employee, and the Employee hereby agrees to accept, as cash compensation for all services rendered during the term of the Agreement, a base salary (the "Base Salary") at the rate of $500,000 per annum, payable in equal monthly installments.

                  4.2      Annual Cash Bonus.

     In addition to the Base Salary provided in clause 4.1 above, the Board of Directors of the Company (the "Board") shall, for each fiscal year during the Term, consider whether the Employee shall receive a discretionary bonus based upon his performance. For the period from the commencement of employment through June 30, 1996, there shall be no numerate targets for the bonus. On or about the commencement of each fiscal year of the Company during the Term, beginning with the 1997 fiscal year (i.e., July 1, 1996 to June 30, 1997), the Compensation Committee of the Board shall establish numerate targets for at least a portion of the potential bonus amount available to the Employee for that fiscal year.


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                  4.3      Stock Options.

                  On the date of commencement of employment pursuant to this Agreement, or as soon as practicable thereafter, the Employee shall be awarded non-incentive stock options ("Stock Options") under the Company's 1986 Stock Option Plan, as amended (the "Stock Option Plan"), to purchase 500,000 shares of common stock, par value $.01 per share ("Common Stock"), of the Company (subject to the vesting provisions described below and the accelerated vesting provisions described in clauses 9.2(a) and (b) below, but otherwise in accordance with the terms of the Stock Option Plan). The per share exercise of each such Stock Option shall be equal to the closing price of the Common Stock on the date of the award thereof. The aforementioned award of Stock Options shall vest over a five (5) year period at the rate of 125,000 Stock Options per year commencing on the first anniversary of the date of the award thereof. The award shall provide that each vested Stock Option shall be exercisable for a period of ten (10) years from the date of the award thereof, provided, however, that in the event of the termination of employment of the Employee for any reason, the Employee shall have a thirty (30) day period from the date of such termination within which to exercise any vested Stock Options (taking into account the accelerated vesting provisions described in clauses 9.2(a) and (b) below), and any Stock Options that had not vested as of such termination date shall be forfeited.


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                  5.       Employee Benefits.

                  5.1      Employee Benefit Programs and Plans.

                  During the Term, the Employee will be entitled to participate in all benefit programs and plans now or hereafter made available by the Company to its senior executive officers generally, which currently include disability insurance, life insurance and participation in the Company's 401(K) plan. In addition, during the Term, the Employee and his spouse and children of minority age will be entitled to receive major medical coverage on the same terms as is provided by the Company to its other senior executive officers.

                  5.2      Vacations.

                  The Employee shall be entitled to four (4) weeks paid vacation in each year, such vacation to be taken at such time or times as are consistent with the requirements of the business of the Company and the Nautica Division and the performance of the Employee's duties and responsibilities hereunder. Unused vacation time may not be accumulated and carried forward to a subsequent year.

                  6.       Expense Reimbursement and Perquisites.

                  6.1      Out-of-Pocket Expenses.

                  During the Term, the Company shall reimburse the Employee for all reasonable, out-of-pocket, expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in carrying out his duties and responsibilities hereunder; provided, that the Employee presents appropriately itemized accounts of, and receipts for, such expenditures.

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                  6.2      Relocation Expenses.

                 (a) Subject to the provisions of this subsection (a), the Company shall reimburse the Employee for his reasonable moving expenses incurred in connection with the relocation of his residence from Los Angeles, California to the New York City metropolitan area. The Employee shall be required to obtain estimates from two moving companies regarding the cost of moving from Los Angeles, California to the New York City metropolitan area. The Employee shall select the moving company with the lower of the two estimates. In the event the estimate of such moving company is in excess of $25,000, the Employee shall obtain authorization from the Company prior to engaging such moving company.

                 (b) The Company shall reimburse the Employee for two round trip airline tickets (business class) between Los Angeles, California and New York City for his spouse, in connection with their search for a residence in the New York City metropolitan area. In addition, the Company shall reimburse the Employee for one airline ticket (business class) from Los Angeles, California to New York City for each of himself and his spouse and children in connection with their relocation to the New York City metropolitan area.

                 (c) Until the Employee is able to locate a residence in the New York City metropolitan area, but not beyond May 31, 1996, the Company shall reimburse the Employee for the rental costs of a temporary residence in the New York City metropolitan area, in an amount not to exceed $2,500 per month. During the period prior to the move to the New York City metropolitan area by the Employee's spouse and children, but not beyond

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May 31, 1996, the Company shall reimburse the Employee for one round trip airline ticket (business class) per month between Los Angeles, California and the New York City metropolitan area.

               6.3      Automobile.

               During the Term, the Company shall reimburse the Employee for the cost of leasing an automobile selected by the Employee and purchasing insurance for the automobile and for the reasonable cost of a garage for, and maintenance on, the automobile; provided, that the Company shall not be required to reimburse the Employee in excess of $1,250 per month to lease such automobile and for the related expenses enumerated above. The Employee shall be entitled to account to the Company for the portion of the foregoing expenses that constitute business-related expenses; and, to the extent consistent with the rules and regulations promulgated by the Internal Revenue Service, such portion of the foregoing expenses that constitute business-related expenses shall not be subject to withholding taxes.

                 7.       Death or Disability of Employee.

                 7.1      Death.

                 In the event of the death of the Employee during the Term, the Agreement automatically shall be terminated. Base Salary shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee for the month in which death occurs. The Employee shall be entitled to other death benefits in accordance with the terms of the Company's benefit programs and plans.

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             7.2      Disability.

             In the event of the Disability (as herein defined) of the Employee during the Term, the Agreement automatically shall be terminated. Base Salary shall be paid to the Employee for the month in which Disability occurs and for a period of six (6) months thereafter (less any Disability compensation which the Employee receives in accordance with the Company's benefit programs and plans). The Employee shall be entitled to other Disability compensation in accordance with the Company's benefit programs and plans. "Disability," for purposes of the Agreement, shall mean that the Employee has failed as a result of his illness, physical or mental disability or other incapacity, for a period of ninety (90) consecutive days or two hundred seventy (270) days during the Term to render the services provided in the Agreement, or has been adjudicated an incompetent.

                  8.       Termination by the Company for Due Cause.

                  Nothing herein shall prevent the Company from terminating the Employee's employment for Due Cause (as herein defined). Upon such termination, the Employee shall continue to receive salary only for the period ending with the date of such termination, and the obligation of the Company to make any further payments (or to provide any benefits specified herein) to the Employee shall thereupon cease and terminate. The term "Due Cause", as used herein, shall mean (a) the Employee's willful misconduct or gross negligence in the performance of his duties on behalf of the Company, or the Employee's material dishonesty in the performance of his duties on behalf of the Company,
(b) the material breach of any provision of the Agreement by the Employee (including, without

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limitation, the breach of his representation in clause 3.3 above) or (c) the entering of a plea of guilty or nolo contendere to, or the Employee's conviction of, a felony or other crime involving moral turpitude, dishonesty, theft or unethical business conduct. Termination of employment pursuant to this Section 8 shall be made by delivery to the Employee of a copy of a letter from the Chief Executive Officer setting forth the particulars of the conduct which provides the basis for a termination of the Employee for Due Cause.

                  9.       Termination Other than for Due Cause.

                  9.1      Termination.

                  The Agreement may be terminated (a) by the Company (in addition to termination pursuant to Sections 7 or 8) at any time and for any reason, (b) by the Employee for Good Reason (as defined below), or (c) upon the expiration of the Term. "Good Reason" shall mean the Company shall have breached the provisions of clause 3.1(a) of the Agreement (except that the termination of the Employee's employment by the Company for Due Cause or as a result of death or Disability of the Employee or by the Employee other than for Good Reason shall not be deemed a breach by the Company of the provisions of clause 3.1(a) of the Agreement).

                  9.2      Severance and Non-Competition Payments.

                  (a) If the Agreement is terminated (i) by the Company other than as a result of death or Disability of the Employee or for Due Cause (and other than in connection with a change in control (as herein defined) of the Company) or (ii) by the Employee for Good Reason (other than in connection with a change in control of the Company), then the Company

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shall pay the Employee a severance and non-competition payment equal to the
Base Salary in effect at the time of termination for a period equal to the lesser of (x) the remainder of the Term and (y) twelve (12) months; provided, however, that if more then two (2) years is remaining in the Term at the time of termination, such payment shall be for a period equal to fifty percent (50%) of the remainder of the Term. Such severance and non-competition payment shall be paid in equal monthly installments over such twelve (12) month or other period, as the case may be, commencing on the first day of the month following termination. In addition, all Stock Options which otherwise would have vested at the anniversary of the Agreement immediately following such termination shall be deemed to have vested on the date of such termination.

       (b) In the event that, following a change in control of the Company, the Agreement is terminated (i) by the Company other than as a result of death or Disability of the Employee or for Due Cause or (ii) by the Employee For
Good Reason, then the Company shall pay the Employee a severance and non-competition payment equal to the Base Salary in effect at the time of termination for a period equal to the lesser of (x) twenty-four (24) months and (y) the remainder of the Term. Such severance and non-competition payment shall be paid in equal monthly installments over such twenty-four (24) month or lesser period, as the case may be, commencing on the first day of the month following termination. In addition, all Stock Options which have not yet vested shall be deemed to have vested on the date of such termination. A
"change in control" of the Company shall be deemed to have occurred if (x) any person or group shall have acquired beneficial ownership (as such terms are defined under

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the rules and regulations adopted under the Securities Exchange Act of 1934, as amended) of a percentage of voting securities of the Company which exceeds the percentage of voting securities beneficially owned by Josephine Chaus (the principal stockholder of the Company), at the time of acquisition by such person or group, and (y) in connection with such acquisition, there shall have occurred a change in the constituency of a majority of the Board.

      (c) The Employee shall not be required to mitigate the amount of any severance and non-competition payment provided for under the Agreement by seeking other employment (which may include self-employment) or otherwise. After the termination of the Agreement, however, any severance and non-competition payments due to the Employee from the Company hereunder shall be reduced by an amount equal to 50% of all amounts received by the Employee in connection with any other employment (including self-employment).

        10.      Confidential Information.

        (a) The Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as herein defined) pertaining to the business of the Company except (i) while employed by the Company, in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company's

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financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event that the Employee's employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in his possession.

                 (b) The Employee and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this Section 10 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any further violation of this
Section 10.

                (c) The provisions of this Section 10 shall survive the termination of the Agreement.

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           11.      Non-Competition; Non-Solicitation.

           (a) The Employee agrees that during the Term and for a period of twelve (12) months thereafter (herein referred to as the "Non-Competition Period"), without the prior written consent of the Company: (I) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than two percent (2%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, engaged in any business activity competitive (directly or indirectly) with the business of the Company including, for these purposes, any business in which, at the termination of his employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) he shall not, on behalf of any such competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company. All severance and non-competition payments pursuant to Section 9 shall be in consideration of the Employee's agreement not to compete with the Company; it being understood, however, that the Employee will have no obligations under this Section 11(a) if following the termination of his employment for any reason the Employee is not receiving or is not entitled to severance and non-competition payments under Section 9.

            (b) During the Term and during the Non-Competition Period, the Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), the Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been

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employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation by the Employee. The restrictive covenant contained in this Section 11(b) shall not apply to the hiring by the Employee of his personal assistant.

           (c) The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter restraining any further violation of this Section 11.
           (d) The provisions of this Section 11 shall survive the termination of the Agreement.

              12.      Notices.

              All notices, request, demands or other communications required or permitted under the Agreement shall be in writing and shall be deemed duly to have been given when mailed by registered or certified mail, return receipt requested, postage prepaid, sent by facsimile (followed by telephonic confirmation of receipt) or personally delivered by

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hand or overnight courier to the address stated below or to such changed address as the addressee may have given by similar notice.

To the Company:                     Bernard Chaus, Inc.
                                    1410 Broadway
                                    New York, New York  10018
                                    Attention:  Chairwoman of the Board

With a copy to:                     Shereff, Friedman, Hoffman & Goodman, LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention:  Martin Nussbaum, Esq.

To the Employee:                    Mr. Michael Winter
                                    c/o Bernard Chaus, Inc.
                                    1410 Broadway
                                    New York, New York  10018

With a copy to:                     Hansen, Jacobson, Teller & Hoberman
                                    450 N. Roxbury Drive, 8th Floor
                                    Beverly Hills, California 90210-4222
                                    Attention: Craig A. Jacobson, Esq.


Communications delivered by hand or overnight courier or by facsimile shall be deemed received on the date of delivery and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

          13.      Entire Agreement.

          The Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.



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            14.      Binding Effect; Assignment.

            The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Employee and his successors and assigns. "Successors and assigns" shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale or a transfer of all or substantially all of the assets of the Company and, in the case of the Employee, his heirs and/or legal representatives as determined by will or by operation of law. Neither the Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Employee (except by will or by operation of law). The Company may assign the Agreement and all of its rights hereunder to any of its successors and assigns.

            15.      Amendment or Modification; Non-Waiver.

            No provision of the Agreement may be amended or waived unless agreed to in writing, signed by the parties hereto. The waiver of, or failure to take action with regard to, any breach of any term or condition of the Agreement shall not be deemed to constitute a continuing waiver or a waiver of any other breach of the same or any other term or condition.

            16.      Beneficiaries; References.

            The Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death, and may change such election by giving the Company written notice thereof. In the event of the Employee's death,

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Disability or a judicial determination of his incompetence, reference in the
Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

           17.      Survivorship.

           The respective rights and obligations of the parties hereunder shall survive any termination of the Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this
Section 17 are in addition to the survivorship provisions of any other section of the Agreement.

           18.      Governing Law.

           The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the laws of the State of New York, without reference to rules relating to conflict of law.

           19.      Severability.

           If any provision of the Agreement shall be determined to be invalid or unenforceable (in whole or in part) for any reason, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The provisions of this
Section 19 are in addition to the severability provisions of any other section of the Agreement.

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           20.      Withholding.

           The Company shall withhold from any payments due to the Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

           21.      Headings.

           The headings contained in the Agreement are intended solely for convenience of reference and shall not affect in any way the meaning or interpretation of the
Agreement.

           22.      Counterparts.

           The Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original, and all of which when taken together shall constitute but one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have executed the
Agreement as of the day and year first above written.


                                       BERNARD CHAUS, INC.


                                       By: \s\ Andrew Grossman
                                           ----------------------
                                       Name: Andrew Grossman
                                       Title: Chief Executive Officer


                                            \s\ Michael Winter
                                           -----------------------
                                                Michael Winter


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